Exhibit 21
Subsidiaries of Frontline Communications Corporation

Name                                  Ownership                 Jurisdiction
----                                  ---------                 ------------

Frontline Commerce Corporation       wholly-owned               Delaware

WOW Factor, Inc                      wholly-owned               New Jersey

CLEC Communications Corporation      wholly-owned               Delaware